Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2012

Company to Hold Conference Call on November 9, 2012

ANN ARBOR, MICHIGAN, November 8, 2012 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the third quarter ended September 30, 2012.

Third Quarter

On a currency adjusted basis, consolidated net sales in the third quarter of 2012 improved by $27 million over the same period in 2011. As reported, net sales for the third quarter of 2012 were $375 million, a marginal decrease compared to $380 million of net sales in the same period in 2011. The $5 million decrease in net sales was more than explained by unfavorable currency effects of $32 million, primarily due to the depreciation in the Brazilian Real. Filtration products experienced higher revenues, primarily related to improved sales of $11 million in Europe and South America. The increase in Filtration sales was partially offset by unfavorable currency translation effects of $6 million, mainly due to the weaker Polish Zloty. Adjusted for currency effects, Affinia South America (ASA) products increased revenues by $11 million. As reported, ASA revenues in the third quarter of 2012 decreased by $15 million compared with the same period in 2011. The decrease in ASA sales was more than explained by $26 million of negative currency effects. Chassis product sales increased in the third quarter of 2012 in comparison to the third quarter of 2011 as a result of a one-time return related to a new customer in the third quarter of 2011.

Gross profit for the third quarter was $88 million compared to $91 million for the same period in 2011. Gross margin for the third quarter was 24 percent, unchanged from the third quarter of 2011. The $3 million decrease in gross profit was largely attributable to $8 million of unfavorable currency effects. On a currency adjusted basis, increased sales volume and operating cost reductions, offset by increased material and manufacturing costs, resulted in a net improvement in gross profit of $5 million.

Selling, general and administrative expenses were $50 million for the quarter, an increase of $1 million compared with the same period in 2011.

The Company posted a loss from discontinued operations net of tax of $10 million in the third quarter of 2012 compared to a loss of $1 million in the same period in 2011. The loss from discontinued operations before income tax provision for the third quarter of 2012 was $19 million, comprised of a $26 million impairment offset by operational income of $7 million. The tax benefit related to discontinued operations was $9 million.

Affinia posted net income attributable to the Company in the third quarter of 2012 of $4 million, a $15 million decrease over the same period in the prior year. The decrease was largely attributable to a $9 million increase in loss from discontinued operations net of tax and a $4 million reduction in operating profit.

Nine Months Ended September 30, 2012

On a currency adjusted basis, net sales for the first nine months of 2012 improved by $53 million over the same period in 2011. As reported, net sales were $1.112 billion for the first nine months of 2012 compared with $1.134 billion for the first nine months of 2011. The decrease in year over year net sales was attributable to $75 million of unfavorable foreign currency translation, predominantly due to a weaker Brazilian Real and Polish Zloty, offset by higher sales, primarily in Filtration Products and Affinia South America products.

Gross profit for the first nine months of 2012 was $254 million compared to $264 million for the same period in 2011. Gross margin for the first nine months was 23 percent, unchanged from the the first nine months of 2011. The $10 million decrease in gross profit was largely attributable to $18 million of unfavorable currency effects. On a currency adjusted basis, increased sales volume, offset by increases in freight, material and manufacturing costs, resulted in a net improvement in gross profit of $8 million.

Selling, general and administrative expenses were $148 million for the first nine months of 2012, a decrease of $4 million compared with the same period in 2011. The decrease was largely a result of lower information technology expense, along with a higher gain recognized on a legal settlement in the period.

Affinia’s net loss attributable to the Company in the first nine months of 2012 was $22 million, a $53 million decrease compared to the same period in the prior year. The year over year decrease was primarily attributable to the loss from discontinued operations, before income tax provision, for the first nine months of 2012 of $91 million, comprised of an $88 million impairment and an operational loss of $3 million. This compares with a loss from discontinued operations in the first nine months of 2011 of $14 million. The tax benefit in the period related to discontinued operations was $34 million.

Total debt outstanding as of September 30, 2012 was $644 million, including $11 million classified in current liabilities of discontinued operations. The Company also had $49 million of cash and cash equivalents at the end of the third quarter of 2012. Cash from operations for the first nine months of 2012 resulted in a source of cash of $88 million compared to a use of cash of $26 million in the same period in 2011. The $114 million year over year improvement in cash from operations was attributable to higher net income of $34 million, before non cash related impairments, along with improved working capital performance.

No financial maintenance covenants exist under the Company’s capital structure and the Company remained in compliance with all debt covenants at September 30, 2012.

“With our investment in North American restructuring completed, and our significant expansion into emerging markets behind us, we are demonstrating the ability of Affinia to generate cash. As of September 30, 2012 our debt level is down $131 million, a reduction of almost 17 percent, compared to our debt level at the same point in 2011. This generation of cash stems from both our improved earnings, net of non cash items, and continued improvement in managing our trade working capital,” stated Terry McCormack, President and Chief Executive Officer.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended September 30, 2011	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net sales	$380	$375	$1,134	$1,112
Cost of sales	(289)	(287)	(870)	(858)

Gross profit	91	88	264	254
Selling, general and administrative expenses	(49)	(50)	(152)	(148)

Operating profit	42	38	112	106
Loss on extinguishment of debt	—	—	—	(1)
Other income, net	2	2	1	2
Interest expense	(17)	(16)	(51)	(48)

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	27	24	62	59
Income tax provision	(7)	(10)	(16)	(24)
Equity in income, net of tax	—	1	—	1

Net income from continuing operations	20	15	46	36
Loss from discontinued operations, net of tax	(1)	(10)	(14)	(57)

Net income (loss)	19	5	32	(21)
Less: net income attributable to noncontrolling interest, net of tax	—	1	1	1

Net income (loss) attributable to the Company	$19	$4	$31	$(22)

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, November 9, 2012 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-203-3436 within the United States and Canada or 1-617-213-8849 for international callers and reference conference ID 77562062. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this news release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2011. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy prices; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; our ability to successfully complete divestitures without significant business disruptions, including potential sale of the Brake North America and Asia operations; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward-looking statements are only as of the date of this news release or as of the date they are made and we undertake no obligation to update forward-looking statements.

###

4